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                                                                  Exhibit 3.1


                                AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION

                                         OF

                              COMPUCREDIT CORPORATION



TO THE SECRETARY OF STATE
OF THE STATE OF GEORGIA

     WHEREAS, pursuant to O.C.G.A. Sections 14-2-1003 and 14-2-1007, the Board of Directors and Shareholders of the Corporation have provided that the Articles of Incorporation of CompuCredit Corporation as heretofore amended, be amended and restated as set forth herein;

     NOW, THEREFORE, the Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:


                                         I.

                                       NAME.

     The name of the corporation is CompuCredit Corporation.

                                        II.

                                      PURPOSE.

     The purpose of the Corporation is to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the laws of the State of Georgia and, to accomplish such purpose, it shall have all rights, powers, privileges and immunities which are now or hereafter may be allowed to corporations under the laws of the State of Georgia.

                                        III.

                                   CAPITAL STOCK.

     (a) Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue shall be
(i) 60,000,000 shares of no par value common stock (the "Common Stock") and (ii) 10,000,000 shares of no par value preferred stock (the "Preferred Stock"). The preferences, limitations and relative rights in respect of the shares of each class of stock shall be as hereinafter provided. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, the

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holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation.

     (b) Voting Rights. Except as otherwise provided herein or by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on each matter submitted to a vote of the shareholders of the Corporation. The Preferred Stock shall have such voting rights, if any, as may be designated by the Board of Directors pursuant to this Article III subsection (e).

     (c) Liquidation. In the event of a liquidation, dissolution or winding-up of the Corporation or other similar event, after payment or provision for payment to the holders of Preferred Stock of the amounts to which they may be entitled, the remaining assets of the Corporation available to shareholders shall be distributed equally per share to the holders of Common Stock. Neither the merger nor consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this provision.

     (d) Dividends. Subject to the preferences and other rights of the Preferred Stock, the holders of Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock shall be entitled to share equally, share for share, in dividends declared on Common Stock.

     (e) Preferred Stock. The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article III, by filing articles of amendment pursuant to the applicable laws of the State of Georgia, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to fix the designations, powers and preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

          (1) The number of shares constituting that series and the distinct designation of that series;

          (2) The dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

          (3) Whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

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          (5)  Whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

          (6) Whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (8) Any other relative rights, preferences and limitations of that series.

                                        IV.

                                 PREEMPTIVE RIGHTS.

     Preemptive rights are hereby denied. No holder of any shares of this Corporation shall have the preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for purchase or otherwise acquire shares.

                                         V.

                                 DIRECTOR LIABILITY

     To the fullest extent that the Georgia Business Corporation Code, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or for failure to take action. Neither the amendment or repeal of this Article V nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or adoption.

                                        VI.

     These Amended and Restated Articles of Incorporation supersede and replace in their entirety the Corporation's original Articles of Incorporation, as heretofore amended and restated.

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                                        VII.

     These Amended and Restated Articles of Incorporation as hereinabove set forth were duly adopted on August ___, 1998, by the shareholders of the Corporation in accordance with the provisions of Sections 14-2-1003 and 14-2-1007 of the Georgia Business Corporation Code.


                                       VIII.

                                 PRINCIPAL OFFICE.

     The mailing address of the initial principal office of the Corporation is Two Ravinia Drive, N.E., Suite 1750, Atlanta, Georgia 30346.

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